CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 27, 2025, relating to the financial statements and financial highlights of Emerald Growth Fund, Emerald Insights Fund, Emerald Finance & Banking Innovation Fund, Seafarer Overseas Growth and Income Fund, Seafarer Overseas Value Fund, Vulcan Value Partners Fund, and Vulcan Value Partners Small Cap Fund, each a series of Financial Investors Trust, which are included in Form N-CSR for the year ended April 30, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Disclosure of Portfolio Holdings”, “Other Information About the Funds” and “Financial Statements” in the Statements of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

August 28, 2025